UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 2)*

                                 DENDREON, INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    24823Q107

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24823Q107                 13G                    Page 2 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures III, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,508,337
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,508,337
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,508,337
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                9.51%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 3 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners III, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,508,337
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,508,337
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,508,337
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                9.51%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 4 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures IV, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          736,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            736,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                736,600
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                2.79%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 5 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners IV, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              736,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                736,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                736,600
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                2.79%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 6 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          564,384
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            564,384
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                564,384
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                2.14%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 7 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          564,384
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            564,384
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                564,384
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.14%
______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 8 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                James H. Cavanaugh, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,809,321
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,809,321
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                3,809,321
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                14.45%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 9 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Harold R. Werner
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,809,321
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,809,321
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                3,809,321
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                14.45%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 10 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                William Crouse
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           37,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,809,321
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         37,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,809,321
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                3,846,821
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                14.59%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 11 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                John W. Littlechild
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,809,321
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,809,321
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                3,809,321
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                14.45%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 12 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Christopher Mirabelli, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          564,384
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            564,384
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                564,384
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                2.14%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 13 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Augustine Lawlor
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          564,384
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            564,384
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                564,384
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                2.14%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                   13G                    Page 14 of 19 Pages

Item 1(a).  Name of Issuer:


                        Dendreon Corporation
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                        3005 First Avenue
                        Seattle, Washington  98121

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

                  HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            ____________________________________________________________________

Item 2(c).  Citizenship:

                  HCV III, HCP III, HCV IV, HCP IV, HCV V, and HCP V are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            ____________________________________________________________________

(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV and HCP V, the general partner of each of HCV III, HCV IV and HCV V, respectively, the record holders of the Issuer's securities. In addition, Dr. Mirabelli and Mr. Lawlor are also general partners of HCP V, the general partner of HCV V, the record holder of the Issuer' s securities.

CUSIP No. 24823Q107                   13G                    Page 15 of 19 Pages


Item 2(d).  Title of Class of Securities:


Common Stock par value $.001 (the "Shares")
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

                24823Q107

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 24823Q107                   13G                    Page 16 of 19 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

            As of December 31, 2002: HCV III and HCP III beneficially owned 2,508,337 Shares consisting of 2,423,699 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 84,638 Shares of the Issuer's Common Stock; HCV IV and HCP IV beneficially owned 736,600 Shares consisting of 711,745 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 24,855 Shares of the Issuer's Common Stock; HCV V and HCP V beneficially owned 564,384 Shares of the Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner and Littlechild beneficially owned 3,809,321 Shares consisting of 3,699,828 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 109,493 Shares of the Issuer's Common Stock; Mr. Crouse beneficially owned 3,846,821 Shares consisting of 3,699,828 Shares of the Issuer's Common Stock, immediately exercisable warrants to purchase 109,493 Shares of the Issuer's Common Stock, and immediately exercisable options to purchase 37,500 Shares of the Issuer's Common Stock; and Dr. Mirabelli and Mr. Lawlor beneficially owned 564,384 Shares of the Issuer's Common Stock.
          ______________________________________________________________________

     (b)  Percent of class:

            As of December 31, 2002: the 2,508,337 Shares beneficially owned by HCV III and HCP III constitute 9.51% of the Shares outstanding; the 736,600 Shares beneficially owned by HCV IV and HCP IV constitute 2.79% of the Shares outstanding; and the 564,385 Shares beneficially owned by HCV V and HCP V constitute 2.14% of the Shares outstanding; the 3,809,321 Shares beneficially owned by Dr. Cavanaugh and Messrs. Werner and Littlechild constitute 14.45% of the Shares outstanding; the 3,846,821 Shares beneficially owned by Mr. Crouse constitute 14.59% of the Shares outstanding; and the 564,384 Shares beneficially owned by Messrs Mirabelli and Lawlor constitute 2.14% of the Shares outstanding.
          ______________________________________________________________________

CUSIP No. 24823Q107                   13G                    Page 17 of 19 Pages


(c)  Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote:

      Mr. Crouse has the sole power to vote or direct the vote as to the 37,500 Shares beneficially owned by him.


      (ii)  Shared power to vote or to direct the vote:

      HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

      HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

      HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

      (iii) Sole power to dispose or to direct the disposition of:

      Mr. Crouse has the sole power to dispose or to direct the disposition of the 37,500 Shares beneficially owned by him.

      (iv)  Shared power to dispose or to direct the disposition of:

      HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

      HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

      HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

CUSIP No. 24823Q107                   13G                    Page 18 of 19 Pages


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 Not Applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                                 Not Applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

                                 Not Applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


                                 Not Applicable.
          ______________________________________________________________________

Item 10.  Certifications.       Not Applicable.

CUSIP No. 24823Q107                   13G                    Page 19 of 19 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 3, 2003                HealthCare Ventures III, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners III, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3m 2003                HealthCare Partners III, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner


February 3, 2003                HealthCare Ventures IV, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners IV, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3, 2003                HealthCare Partners IV, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3, 2003                HealthCare Ventures V, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners V, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3, 2003                HealthCare Partners V, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                       James H. Cavanaugh, Ph.D



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                        Harold Werner



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                        William Crouse



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                        John W. Littlechild



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                        Christopher Mirabelli, Ph.D.



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                        Augustine Lawlor


                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G


      The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Dendreon Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

February 3, 2003                HealthCare Ventures III, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners III, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3, 2003                HealthCare Partners III, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner


February 3,2003                 HealthCare Ventures IV, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners IV, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3,2003                 HealthCare Partners IV, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3,2003                 HealthCare Ventures V, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners V, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner

February 3, 2003                HealthCare Partners V, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                        Jeffrey Steinberg, Administrative Partner



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                       James H. Cavanaugh, Ph.D



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                        Harold Werner



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                        William Crouse



February 3, 2993                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                        John W. Littlechild



February  3, 2003                   /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                        Christopher Mirabelli, Ph.D.



February 3, 2002                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                        Augustine Lawlor




Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).